Exhibit 99.4
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Effective January 1, 2019, The Andersons, Inc. (the "Company") completed its acquisition of the remaining 67.5% equity of Lansing Trade Group, LLC ("Lansing"). The transaction resulted in the consolidation of Thompsons Limited of Ontario, Canada ("Thompsons" or "Lux JV") and related entities as they were jointly owned by the Company and Lansing in equal portions.

Total consideration paid by the Company to complete the acquisition of Lansing (the "Transaction") was approximately $322 million. The Company paid $199 million in cash, which includes preliminary working capital adjustments of $30 million, and issued 4.1 million unregistered shares valued at approximately $123 million. In addition, it issued approximately 280 thousand unregistered shares and may issue up to approximately 370 thousand additional unregistered shares to replace existing unvested incentive compensation and fund employee retention payments.

Additionally, the Company assumed approximately $160 million of long-term debt and approximately $220 million of line of credit borrowings of Lansing and Thompsons. In conjunction with the Transaction, the Company refinanced this debt.

See Note 2 to these unaudited pro forma combined financial statements for additional information on the total purchase price considerations.

The following unaudited pro forma combined balance sheet as of December 31, 2018 gives effect to the Transaction as if it had occurred on December 31, 2018. The unaudited pro forma combined statements of income for the year ended December 31, 2018 give effect to the Transaction as if it had occurred on January 1, 2018.

The unaudited pro forma combined financial statements were primarily derived from, and should be read in conjunction with the accompanying notes to the following historical consolidated financial statements for Lansing, Lux JV and the Company:

•	Lansing's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2018 (included herein as Exhibit 99.2).

•
Lux JV's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2018 (included herein as Exhibit 99.3). The audited statements have been converted from Canadian dollars to U.S. dollars for pro forma purposes. The Company used a spot rate and average rate in preparing the Pro Forma Combined Balance Sheet and Pro Forma Combined Statement of Income, respectively.

•
The Company's separate audited historical consolidated financial statements and accompanying notes as of and for the fiscal year ended December 31, 2018 (included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2019).

The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the Transaction been completed at the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company and does not give consideration to the impact of cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Transaction or the costs necessary to achieve these cost savings, operating synergies or revenue enhancements.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
DECEMBER 31, 2018
(Amounts in thousands)

	The Andersons, Inc. (see Note 1)	Lansing Trade Group, LLC (see Note 1)	Lux JV Treasury Holding Company, S.à r.l. (see Note 1)	Reclassification adjustments (see Note 1)	Pro Forma Transaction Adjustments (see Note 3)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$22,593	$27,086	$3,056	$—	$(1,000)	3(a)	$51,735
Accounts receivable, net	207,285	296,627	46,052	—	(3,916)	3(b)	546,048
Inventories	690,804	320,268	135,794	—	(1,224)	3(c)	1,145,642
Commodity derivative assets – current	51,421	63,305	19,017	—	4,420	3(c)	138,163
Other current assets	50,703	13,691	10,238	—	—		74,632
Assets held for sale	392	—	—	—	—		392
Total current assets	1,023,198	720,977	214,157	—	(1,720)		1,956,612
Other assets:
Commodity derivative assets – noncurrent	480	331	13,041	—	—		13,852
Goodwill	6,024	25,732	3,412	—	90,342	3(d)	125,510
Other intangible assets, net	99,138	11,696	13,604	—	113,400	3(e)	237,838
Other assets, net	22,341	4,653	638	(1,177)	—		26,455
Equity method investments	242,326	75,670	—	—	(199,688)	3(f)	118,308
	370,309	118,082	30,695	(1,177)	4,054		521,963
Rail Group assets leased to others, net	521,785	—	—	—	—		521,785
Property, plant and equipment, net	476,711	98,282	68,370	—	—	3(g)	643,363
Total assets	$2,392,003	$937,341	$313,222	$(1,177)	$2,334		$3,643,723
Liabilities and equity
Current liabilities:
Short-term debt	$205,000	$119,987	$97,391	$—	$—		$422,378
Trade and other payables	462,535	296,466	35,254	—	(3,916)	3(h)	790,339
Customer prepayments and deferred revenue	32,533	87,488	11,889	—	—		131,910
Commodity derivative liabilities – current	32,647	25,121	7,311	—	—		65,079
Accrued expenses and other current liabilities	79,046	27,795	17,755	—	27,660	3(i)	152,256
Current maturities of long-term debt	21,589	11,307	2,322	—	—		35,218
Total current liabilities	833,350	568,164	171,922	—	23,744		1,597,180

Other long-term liabilities	32,184	75	—	—	1,100	3(j)	33,359
Commodity derivative liabilities – noncurrent	889	250	2,806	—	—		3,945
Employee benefit plan obligations	22,542	—	—	—	—		22,542
Long-term debt	496,187	114,817	31,306	(1,177)	169,218	3(k)	810,351
Deferred income taxes	130,087	4,271	17,999	—	18,626	3(l)	170,983
Total liabilities	1,515,239	687,577	224,033	(1,177)	212,688		2,638,360
Commitments and contingencies
Equity:
Common shares	96	—		—	—		96
Share capital	—	—	15	—	(15)	3(m)	—
Additional paid-in-capital	224,396	—	68,832	—	54,314	3(m)	347,542
Members' equity	—	266,214	—	—	(266,214)	3(m)	—
Treasury shares	(35,300)	—	—	—	—		(35,300)
Accumulated other comprehensive loss (gain)	(6,387)	(16,450)	—	—	28,116	3(m)	5,279
Retained earnings	647,517	—	20,342	—	(26,555)	3(m)	641,304
Total shareholders’ equity of common shareholders	830,322	249,764	89,189	—	(210,354)	3(m)	958,921
Noncontrolling interests	46,442	—	—	—	—		46,442
Total equity	876,764	249,764	89,189	—	(210,354)		1,005,363
Total liabilities and equity	$2,392,003	$937,341	$313,222	$(1,177)	$2,334		$3,643,723
See the accompanying notes to the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2018
(In thousands, except per share data)

	The Andersons, Inc. (see Note 1)	Lansing Trade Group, LLC (see Note 1)	Lux JV Treasury Holding Company, S.à r.l. (see Note 1)	Pro Forma Transaction Adjustments (see Note 4)		Pro Forma Combined
Sales and merchandising revenues	$3,045,382	$4,769,450	$559,503	$(280,869)	4(a)	$8,093,466
Cost of sales and merchandising revenues	2,743,377	4,588,499	519,183	(277,673)	4(b)	7,573,386
Income before operating expenses, other income, and income taxes	302,005	180,951	40,320	(3,196)		520,080

Operating, administrative and general expenses	257,872	132,942	30,326	4,033	4(c)	425,173
Asset impairment	6,272	—	—	—		6,272
Interest expense	27,848	12,021	5,912	7,259	4(d)	53,040
Other income:
Equity in earnings of affiliates, net	27,141	(2,516)	—	(14,176)	4(e)	10,449
Other income, net	16,002	15	—	—		16,017
Income (loss) before income taxes	53,156	33,487	4,082	(28,664)		62,061
Income tax provision (benefit)	11,931	2,272	320	(97)	4(f)	14,426
Net income (loss)	41,225	31,215	3,762	(28,567)		47,635
Net loss attributable to the noncontrolling interests	(259)	—	—	—		(259)
Net income (loss) attributable to common shareholders	$41,484	$31,215	$3,762	$(28,567)		$47,894
Per common share:
Basic earnings attributable to common shareholders	$1.47					$1.48
Diluted earnings attributable to common shareholders	$1.46					$1.47
Dividends declared	$0.6650					$0.6650

Average shares outstanding during the period - Basic	28,254					32,395
Average shares outstanding during the period - Diluted	28,487					32,649
See the accompanying notes to the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(Dollars in thousands)

1. Basis of Presentation

The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Securities Exchange Commission Regulation S-X. The historical consolidated financial information has been adjusted in the accompanying pro forma financial information to give effect to unaudited pro forma events that are (1) directly attributable to the Transaction, (2) factually supportable and (3) with respect to the unaudited pro forma combined statements of income, are expected to have a continuing impact on the results of operations of the combined company. The pro forma financial information does not reflect any cost savings, operating synergies or revenue enhancements.

The Transaction is treated as a business combination for accounting purposes, with the Company being treated as the acquirer. The pro forma financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards ("FASB") Codification Topic 805, Business Combinations ("ASC 805"). ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The process of estimating the fair values of certain tangible assets, identifiable intangible assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. Fair value estimates used in preparing the pro forma financial information included herein are preliminary and have been presented solely for purposes of providing pro forma statements and will be revised as additional information becomes available and additional analysis is performed. Differences between preliminary estimates in the pro forma statements and the final acquisition accounting could have a material impact on the accompanying pro forma financial information and the combined company's future results of operations and financial position.

The Company was able to complete the Transaction using only borrowings on its existing line of credit. Subsequent to the completion of the Transaction, the Company entered into a new credit facility that considered the Transaction but was much broader in nature. As such, only the actual borrowings that were required to complete the transaction are considered in these unaudited pro forma combined financial statements. The Company used an interest rate assumption of 4.29%, which was the actual interest rate under the new credit facility at the date the facility was completed. A 0.125% change in rate would not materially impact the pro forma financial information.

Acquisition-related transaction costs are not included as a component of consideration transferred but are expensed as incurred. Estimated acquisition-related transaction costs associated with the acquisition total $11.1 million, of which $6.5 million and $3.6 million have been expensed in the Company's and Lansing's results for the year ended December 31, 2018, respectively. The remaining $1.0 million of other anticipated acquisition-related costs was adjusted as a reduction of cash with offsetting decreases in accrued expenses and other current liabilities and retained earnings. The Company also calculated a $7.3 million pretax loss on its preexisting investments in Lansing and Lux JV, including an $11.7 million loss for the cumulative translation adjustment. These items are not presented in the pro forma statements of income because they will not have a continuing impact on the consolidated results of the Company.

Payments made to date have excluded certain holdback amounts covering specific and general indemnities, as well as working capital items. The purchase price holdback presented in the pro forma statements reflects the estimated potential remaining cash to be paid subject to finalization and resolution of those items covered by the holdback.

The profit remaining in inventory as a result of intercompany transactions was not material as of the dates of these unaudited pro forma combined financial statements.

Reclassification Adjustments

Certain reclassification adjustments have been made to the Lansing and Lux JV historical financial statements presented within the pro forma financial information to conform to the presentation of the Company's historical balances.

The following reclassification adjustments were made to the unaudited pro forma combined balance sheet:

•
On their historical balance sheets, Lansing and Lux JV included certain deferred financing charges for their revolving lines of credit in Other assets, net. Deferred financing charges have been reclassified into Long-term debt, less current maturities on the pro forma combined balance sheet to conform to the Company's accounting policies.

Other than the reclassification of deferred financing charges, noted above, and the impact of adopting FASB Accounting Standards Codification Topic 606, Revenue from Contracts with Customers ("ASC 606"), there were no further adjustments presented herein to conform acquired entities' historical accounting policies to those of the Company. Additional adjustments were considered immaterial for the periods presented.

2. Purchase Price and Preliminary Purchase Price Allocation

The purchase price for Lansing is as follows:

Cash consideration paid	$169,218
Purchase price holdback	29,730
Fair value of The Andersons, Inc. issued unregistered shares	123,146
Total purchase price consideration	$322,094

The preliminary purchase price allocation at December 31, 2018, is as follows:

Cash and cash equivalents	$30,142
Accounts receivable	342,679
Inventories	454,838
Commodity derivative assets - current	86,742
Other current assets	23,929
Commodity derivative assets - noncurrent	13,372
Goodwill	119,486
Other intangible assets	138,700
Other noncurrent assets	5,291
Equity method investments	26,683
Property, plant and equipment	166,652
1,408,514

Short-term debt	217,378
Trade and other payables and accrued expenses and other current liabilities	331,720
Commodity derivative liabilities - current	99,377
Customer prepayments and deferred revenue	32,432
Accrued expense and other current liabilities	45,551
Other long-term liabilities, including commodity derivative liabilities - noncurrent	4,231
Long-term debt, including current maturities	159,752
Deferred income taxes	40,896
931,337
Fair value of acquired assets and assumed liabilities	477,177

Removal of preexisting ownership interest, including associated cumulative translation adjustment	(162,367)
Pre-tax loss on derecognition of preexisting ownership interest	7,284

Total purchase price	$322,094

3. Pro forma balance sheet transaction adjustments

(a) Cash and cash equivalents

Total adjustments are comprised of the following:

Proceeds from line of credit borrowings	$169,218
Cash used for purchase price	(169,218)
To record estimated acquisition-related transaction costs	(1,000)
$(1,000)

(b) Accounts receivable

Total adjustment is comprised of the following:

To eliminate intercompany accounts receivable	$(3,916)

(c) Inventory and Commodity derivative assets - current

Total adjustment is comprised of the following:

To adjust carrying value of inventory to conform to the Company's fair value methodology	$(1,224)
To adjust carrying value of commodity derivative assets to conform to the Company's fair value methodology	4,420
$3,196

(d) Goodwill

Goodwill is preliminarily calculated as the excess of the purchase price over the net assets acquired and a portion is expected to be deductible for tax purposes. Goodwill relates to the addition of an assembled workforce and complementary assets with greater scale that significantly expands the Company's reach in the agricultural market place.

Total adjustments are comprised of the following:

To eliminate acquirees' legacy goodwill	$(29,144)
To record goodwill as a result of the Transaction	119,486
$90,342

(e) Other intangible assets, net

Represents adjustments to record the preliminary estimated fair value of intangible assets of $138.7 million, which is an increase of $113.4 million over acquirees' book value of intangible assets.The fair value of intangible assets were determined using a combination of income and market valuation approaches. The weighted-average life is based on the Company's historical experience and nature of underlying agreements. The fair value and estimated useful lives of the identifiable intangible assets is subject to change upon completion of the final valuation, some of which may be material. The following is a summary of the identifiable intangible assets acquired as part of the Transaction:

		Estimated useful life
Customer relationships	$106,900	10 years
Noncompete agreements	30,900	3 years
Off-market interest rate swaps	900	1 to 3 years
	$138,700	8 years *
*weighted average number of years

(f) Equity method investments

Total adjustments are comprised of the following:

To eliminate The Andersons, Inc. investment in Lansing	$(101,714)
To eliminate The Andersons, Inc. and Lansing investments in Thompsons	(97,974)
$(199,688)

(g) Property, plant and equipment, net

Preliminary fair value adjustments related to Property, plant and equipment from its recorded book value to its estimated fair value are not deemed material as of the dates of these unaudited pro forma combined financial statements.

(h) Trade and other payable

Total adjustment is comprised of the following:

To eliminate intercompany accounts payable	$(3,916)

(i) Accrued expenses and other current liabilities

Total adjustment is comprised of the following:

To record the remaining purchase price holdback	$29,730
To record the estimated reduction in income tax liability related to pro forma adjustments	(2,070)
$27,660

(j) Other long-term liabilities

Total adjustment is comprised of the following:

To record off-market lease intangible liabilities	$1,100

(k) Long-term debt

Total adjustments are comprised of the following:

Proceeds from line of credit borrowings	$169,218

(l) Deferred income taxes

The deferred tax impact of the Transaction adjustments was recorded using a blended statutory tax rate of approximately 25%.
Total adjustments are comprised of the following:

To record the estimated incremental deferred income tax liability related to pro forma adjustments	$18,626

(m) Shareholders equity

Total adjustments are comprised of the following:

To eliminate acquirees' historical share capital	(15)
To eliminate acquirees' historical additional paid-in-capital	(68,832)
To eliminate acquirees' historical members' equity	(266,214)
To eliminate acquirees' historical accumulated other comprehensive loss	16,450
To eliminate acquirees' historical retained earnings	(20,342)
To eliminate The Anderson Inc.'s cumulative translation adjustment related to its preexisting investments	11,666
To record the fair value of issued unregistered shares	123,146
To record acquisition-related loss related to its preexisting investments	(5,463)
To record estimated acquisition-related transaction costs	(750)
$(210,354)
Acquisition-related loss related to its preexisting investments and transaction costs were not reflected in the historical statement of income.

4. Pro forma statement of income transaction adjustments

(a) Sales and merchandising revenues

Total adjustments are comprised of the following:

To eliminate intercompany sales	$(126,569)
Impact of adopting ASC 606, effective January 1, 2018	(154,300)
$(280,869)

(b) Cost of sales and merchandising revenues

Total adjustments are comprised of the following:

To eliminate intercompany cost of sales	$(126,569)
Adjustment for inventory and commodity derivatives revaluaion	3,196
Impact of adopting ASC 606, effective January 1, 2018	(154,300)
$(277,673)

(c) Operating, administrative and general expenses

Total adjustments are comprised of the following:

Incremental depreciation and amortization expense due to asset revaluations	$14,133
Elimination of acquisition-related transaction costs, detailed in Note 1	(10,100)
$4,033

(d) Interest expense

Total adjustments are comprised of the following:

Interest expense associated with line of credit borrowings	$7,259

(e) Equity in earnings of affiliates, net

Total adjustments are comprised of the following:

To eliminate existing equity earnings	$(14,176)

(f) Income taxes

A statutory tax rate of 25% was used to record the tax effects of the statement of income Transaction adjustments.

Total adjustments are comprised of the following:

Pro forma adjustments	$(28,664)
Acquired entities' income previously treated as partnership income	28,275
Net decrease to pro forma combined Income before income taxes	(389)
The Andersons, Inc. statutory tax rate	25%
Decrease to pro forma combined income tax provision	$(97)